Exhibit 10.16.1

GRANT NO. 2013-3

HYPERSOUND HEALTH, INC.
2013 EQUITY INCENTIVE PLAN
AMENDED AND RESTATED NON-STATUTORY STOCK OPTION AGREEMENT

With reference to that certain “Release Agreement” (as defined below) attached hereto as Attachment A, the Company hereby amends and restates the Option to purchase Shares that was originally granted to the Optionee named below on March 5, 2013, and Optionee agrees to such amended and restated terms as set forth in this Agreement (as defined below). The terms and conditions of the Option, as amended and restated, are set forth in this cover sheet, in the attached Nonstatutory Stock Option Agreement and in the Plan. This cover sheet is incorporated into and a part of the attached Nonstatutory Stock Option Agreement (together, this “Agreement”).

Date of Original Option Grant: March 5, 2013

Date of Amendment and Restatement of Option Grant: August 5, 2013

Name of Optionee: Kenneth F. Potashner

Number of Shares Covered by Option: 50 Shares

Exercise Price per Share: $1,000.00

Fair Market Value of a Share on Date of Option Grant: Equal to or less than $1,000.00

Expiration Date: March 5, 2018. Option will expire earlier as a result of certain events, including Optionee’s Separation From Service, as provided in this Agreement.

Vesting Schedule: The vesting of this Option is dependent upon the timely satisfaction of the applicable conditions enumerated below which include both time-based service vesting requirements and also performance or event based requirements. The satisfaction of the below vesting conditions shall in each case be determined by the Parametric Sound Corporation Board of Directors ( the “Parametric Board”) in its sole and absolute discretion.

(A) Service Vesting Condition. Subject to all the terms of this Agreement and to your continuous Service through the applicable dates of vesting, your right to purchase Shares under this Option shall vest as to three-fourths (3/4) of the total number of Shares covered by this Option, as shown above (or 37 Shares), over 12 calendar quarters based on time of service with 6.25% of the total number of Shares covered by this Option vesting on June 30, 2013 and an additional 6.25% at the end of each of the next eleven calendar quarters (with the last of such vesting occurring on March 31, 2016).

(B) FDA Milestone Vesting Condition. Subject to all the terms of this Agreement and to your continuous Service through the date the FDA Milestone Vesting Condition (as defined below) is achieved, your right to purchase the other 25% of the total number of Shares covered by this Option (or 13 Shares) shall vest based on performance as follows: 25% of the total number of Shares covered by this Option (or 13 Shares) shall vest upon FDA market clearance of the first Company owned product (the “FDA Milestone Vesting Condition”). For avoidance of doubt, the foregoing vesting may occur before or after the time-based vesting of this Option described in paragraph (A) above.

(C) Financing Vesting Condition. Notwithstanding paragraphs (A) and (B) above, vesting of any of your rights under this Option are also conditioned upon the Company obtaining new equity financing of at least $3 million from third parties by March 5, 2015 on terms and conditions satisfactory to the Parametric Board (the “Financing Vesting Condition”).

(D) Merger Termination Vesting Condition. Notwithstanding paragraphs (A), (B) and (C) above, vesting of any of your rights under this Option are also conditioned upon both (i) the termination of the Agreement and Plan of Merger by and Among Parametric Sound Corporation, Paris Acquisition Corp. and VTB Holdings, Inc. dated as of August 5, 2013, as it may be amended, (as amended, if applicable, collectively, the “Merger Agreement”) pursuant to Article VII thereof, or any successor provision thereto should the Merger Agreement be amended, and (ii) the termination of all Alternative Acquisition Agreements (if applicable) as such term is defined in Section 5.5(c) of the Merger Agreement (collectively, the “Merger Termination Vesting Condition”). Optionee acknowledges receipt of a draft of the Merger Agreement and further acknowledges that he has had ample opportunity to review and understand such Merger Agreement.

(E) Release Agreement Vesting Condition. Notwithstanding paragraphs (A), (B), (C) and (D) above, vesting of any of your rights under this Option are also conditioned upon your timely execution (and non-revocation) of the Release of Claims attached hereto as “Attachment A” (the “Release Agreement”) in the event that the Merger Termination Vesting Condition is satisfied.

(F) Acceleration of Vesting. If (and only if) the vesting conditions specified in paragraphs (C), (D) and (E) above have each previously been satisfied, the total number of then unvested Shares subject to this Option (including, for sake of clarity, those subject to the FDA Milestone Vesting Condition), shall become fully vested upon the occurrence of either of the following: (i) your Service is terminated without Cause by the Company or (ii) there is a Change in Control during your Service; provided, however, that (A) if the Company or its Parent solicits its stockholders for Section 280G Approval, then any such acceleration of vesting shall be subject to obtaining Section 280G Approval as necessary to avoid having a parachute payment within the meaning of Code Section 280G; and (B) a sale of substantially all the assets of, or the exclusive license of substantially all the technology and technology rights of, the Company shall be deemed to be a Change in Control for purposes of this Option. For avoidance of doubt, a transaction in which, after the consummation of the transaction, the Company continues to be a direct or indirect subsidiary of Parametric Sound Corporation or its successors shall not be considered to be a Change in Control.

In all cases, vesting (if any) shall occur on the latest occurrence of the vesting conditions enumerated above and the resulting aggregate number of vested Shares will be rounded down to the nearest whole number. No Shares subject to this Option will vest after your Service has terminated for any reason.

(G) Expiration Upon Closing. Notwithstanding anything to the contrary in this Agreement or otherwise including without limitation paragraphs (A) through (F) above, this Option shall automatically expire and be terminated in its entirety with no consideration to Optionee upon the closing (the “Closing”) of the merger contemplated by Section 1.2 of the Merger Agreement. For sake of clarity, no vesting of the Option shall have occurred prior to or at the Closing and no portion of this Option may be exercised prior to or at the Closing, notwithstanding anything else in this Agreement.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan, a copy of which is also enclosed.

Optionee:	/s/ KENNETH F. POTASHNER
(Signature)

Company:	/s/ JAMES A. BARNES
(Signature)

Title:	James A. Barnes, Secretary

Attachment

HYPERSOUND HEALTH, INC.
2013 EQUITY INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Nonstatutory Stock Option

This Option is not intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting	This Option is only exercisable before it expires and only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.
4.	Term	Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier as described above in the Vesting Schedule section or if your Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. You are solely responsible for determining whether and when to exercise any vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised. The Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates. The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason. For avoidance of doubt, upon any termination or expiration of this Option, the Anti-dilution Right (described in Section 23 below) shall also concurrently terminate and expire.
5.	Termination of Service - General	If, while the Option is outstanding, your Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Service for Cause	If your Service is terminated by the Company for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to the unvested portion of your Option without consideration and such portion of the Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with the Clawback Policy and the Plan. The vested portion of your Option as of the date of such events will expire at the earliest of (i) the close of business at Company headquarters on the date that is one (1) month after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, and (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.
7.	Termination of Service due to Death or Disability	If your Service terminates because of your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is six (6) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date. If your Service terminated due to your death, then your estate may exercise the vested portion of your Option during the foregoing post-Service exercise period.
8.	Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your Service terminates for all purposes under the Plan.

9.	Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

10.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

		•	Cash, your personal check, a cashier’s check or a money order.
		•	Shares which have already been owned by you for more than six (6) months (or such other duration of time determined by the Company) and which are surrendered to the Company. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

Solely upon an exercise of this Option on the date of a Change in Control, by Net Exercise. In addition, to the extent approved by the Committee in its discretion, payment of the Exercise Price may be made by Net Exercise if this Option is exercised on a date other than the date of Change in Control.

To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment may be made in another form of legal consideration acceptable to the Committee. Such other forms may include, without limitation, stock attestation or a Company provided loan.

11.	Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

Upon an exercise of this Option on the date of a Change in Control, such withholding taxes may be settled by Net Exercise.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment of withholding taxes may be made in another form of legal consideration acceptable to the Committee. Such other forms may include, without limitation, Net Exercise, surrender of Shares previously owned by you, a Company provided loan, or withholding from other compensation paid to you by the Company.

12.	Restrictions on Exercise and Resale

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Stockholders Agreement or other agreements that are applicable to stockholders. In the event of any conflict in terms between the Stockholders Agreement and this Agreement, the terms of the Stockholders Agreement shall prevail and govern.

13.	The Company’s Right of First Refusal	In the event that you propose to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the “Right of First Refusal” with respect to all (and not less than all) of such Shares. If you desire to transfer Shares acquired under this Agreement, you must give a written “Transfer Notice” to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee.
The Transfer Notice shall be signed both by you and by the proposed new transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted in the next paragraph) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company. The Company’s rights under this subsection shall be freely assignable, in whole or in part.

If the Company fails to exercise its Right of First Refusal within thirty (30) days after the date when it received the Transfer Notice, you may, not later than ninety (90) days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in the paragraph above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within sixty (60) days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than lawful money paid at the time of transfer, the Company shall have the option of paying for the Shares with lawful money equal to the present value of the consideration described in the Transfer Notice.

The Company’s Right of First Refusal shall inure to the benefit of its successors and assigns and shall be binding upon any transferee of the Shares.

The Company’s Right of First Refusal shall terminate in the event that Shares are listed on an established stock exchange or are quoted regularly on the OTC Bulletin Board.

14.	Right of Repurchase

Following your Termination Date after termination of your Service for any reason, the Company shall have the right to purchase all of those Shares that you have or will acquire under this Option.

If your Service is terminated by the Company for Cause, and if the Company exercises its right to purchase such Shares, the purchase price shall be the Fair Market Value of those Shares on the date of purchase as determined by a mutually agreed third party and shall be paid in cash. The Company will notify you of its intention to purchase such Shares, and will consummate the purchase within any time period established by applicable law.

For any other termination of Service, then on the first anniversary date of such termination, the Company shall have the right to purchase all or a portion of such Shares, and if such right is not exercised, you shall have the right to require the Company to purchase all or a portion of such Shares, in each case, at price equal to the Fair Market Value of those Shares on such date as determined by a mutually agreed third party. If the Company purchases all or a portion of such Shares, the price shall be paid in cash. If you require the Company to purchase all or a portion of such Shares, then the price shall be paid in three equal annual installments with the first payment due within 30 days of such price determination.

The Company’s right of repurchase shall inure to the benefit of its successors and assigns and shall be binding upon any transferee of the Shares. The Company’s rights under this subsection shall be freely assignable, in whole or in part. The Company’s right of repurchase shall terminate in the event that the Shares are listed on an established stock exchange or are quoted regularly on the OTC Bulletin Board.

15.	Transfer of Option	Prior to your death, only you may exercise this Option. You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option or subject it to any short position, Call Equivalent Position or Put Equivalent Position. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.
16.	Retention Rights

Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
17.	Stockholder Rights	You, or your estate, shall have no rights as a stockholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(f) of the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.
18.	Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.
19.	Legends	All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

20.	Notice	Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
21.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.
22.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.
23.	No Rights to Future Awards Except as Provided Herein

Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company (or any Parent) to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company (or any Parent) to continue the Plan and/or grant any additional Awards (other than provided in the following paragraph) to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

Subject to the immediately following paragraph, if the Company issues additional equity securities other than pursuant to the Plan, including securities convertible into or exercisable for equity securities, during the earlier of (i) three years from the original date of grant of this Option and (ii) the date the Company receives a second round of equity financing from third parties of any dollar amount, then it shall grant additional options with comparable vesting and substantially the same terms (other than the Exercise Price per Share of this Option) to you such that your percentage ownership in the Company on an as-converted and fully-diluted basis (excluding all Awards issued pursuant to the Plan) shall remain the same following such additional equity issuance as was the case immediately prior to such additional equity issuance (the “Anti-dilution Right”). Any options granted pursuant to the Anti-dilution Right will be granted at an exercise price equal to Fair Market Value at the date of each such issuance of additional equity securities and otherwise in accordance with the provisions of the Plan.

The Company shall not be required to grant additional options pursuant to the Anti-dilution Right, and you shall have no right to be granted any such options, to the extent that the number of Shares that would be subject to the options that would otherwise be required to be granted pursuant to the Anti-dilution Right, plus the total number of Shares issuable pursuant to all then outstanding Awards (vested and unvested) would exceed the then remaining available Shares pursuant to the then existing Plan Share Limit. Subject to the preceding sentence, in the event that (1) any other Awards granted under the Plan contain a right similar to the Anti-dilution Right and (2) the Plan Share Limit would be exceeded if you and the holders of such similar rights were each granted the full number of options pursuant to such rights, the number of options permitted to be granted up to the Plan Share Limit shall be granted to all those holding such rights in proportion to the relative number of options that they otherwise would have been granted were it not for the Plan Share Limit. All determinations regarding the Anti-dilution Right and adjustments shall be made by the Committee.

24.	Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.
25.	No Advice Regarding Grant	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
26.	No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

27.	Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

HYPERSOUND HEALTH, INC.
NOTICE OF EXERCISE OF NONSTATUTORY STOCK OPTION BY OPTIONEE

HyperSound Health, Inc.
13771 Danielson Street, Ste. L

Poway, California 92064

Attention: Secretary

Re: Exercise of Nonstatutory Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]

Pursuant to the Nonstatutory Stock Option Agreement dated ___________________, ______ between HyperSound Health, Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2013 Equity Incentive Plan (the “Plan”), I hereby request to purchase _______ Shares (whole number only and must be not less than twenty-five Shares or the remaining number of vested Shares subject to this Option) of common stock of the Company (the “Shares”), at the exercise price of $__________ per Share. I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage of Payment		Form of Payment As Provided In the Nonstatutory Stock Option Agreement

________	%	Cash/My Personal Check/Cashier’s Check/Money Order (payable to “HyperSound Health, Inc.”)

________	%	Surrender of vested Shares (Valued At Their Fair Market Value) Owned
100%		By Me For More Than Six (6) Months

Check one:	☐	The Shares certificate is to be issued and registered in my name only.
	☐	The Shares certificate is to be issued and registered in my name and my spouse’s name.
[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]
Check one (if checked second box above):
☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan and in the Nonstatutory Stock Option Agreement.

Dated: __________________

(Optionee’s Signature)	(Spouse’s Signature)**
**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

ATTACHMENT A

RELEASE OF CLAIMS

Release of Claims and Other Agreements by Kenneth F. Potashner Related to Amendment and Restatement of Incentive Stock Option Agreement between Kenneth F. Potashner and HyperSound Health, Inc.

This Release of Claims is made in connection with the Agreement and Plan of Merger by and Among Parametric Sound Corporation (“Parametric”), Paris Acquisition Corp. and VTB Holdings, Inc. of even date herewith, as it may be amended, (as amended if applicable, the “Merger Agreement”). Kenneth F. Potashner (“Potashner”) acknowledges receipt of a draft of the Merger Agreement in advance of this Release of Claims and further acknowledges that he has had ample opportunity to review and understand such Merger Agreement.

Potashner was granted, on March 5, 2013, options with regard to the purchase of 50 shares of stock in HyperSound Health, Inc. (“Potashner HHI Stock Option Agreement”). The Potashner HHI Stock Option Agreement has been amended and restated as set forth in the Amended and Restated Incentive Stock Option Agreement of even date herewith (“Potashner Restated Option Agreement”). Potashner is executing this Release of Claims concurrent with his execution of the Potashner Restated Stock Option Agreement. If Potashner revokes or attempts to revoke this Release of Claims at or before the closing of the Merger Agreement, or, if Parametric consummates an Alternative Transaction (defined below) and Potashner revokes or attempts to revoke this Release of Claims at or before the closing of the Alternative Transaction, then Potashner will be fully liable to Parametric for any consequential, indirect, or direct damages suffered by Parametric relating in any way to Potashner’s revocation of this Release of Claims, including, but not limited to attorneys’ fees and expenses.

In exchange for the payment of $100.00 and other good and valuable consideration, Potashner, on behalf of himself, his executors, heirs, administrators, and any related or affiliated corporations, partnerships, or entities, including any officers, directors, partners, employees, shareholders, subsidiaries, agents, representatives, attorneys, assigns, predecessors and successors-in-interest, and all others claiming by or through Potashner, hereby releases and forever discharges (1) Parametric, a Nevada corporation, and its parents, subsidiaries, related entities, and affiliates, including but not limited to HyperSound Health, Inc., a Delaware corporation, and its parents, subsidiaries, related entities, and affiliates, and the directors, officers, shareholders, employees, attorneys, agents, assigns, representatives, insurers, predecessors and successors-in-interest of said corporations and entities, and each of them; and (2) VTB Holdings, Inc., a Delaware corporation (“VTBH”), and its parents, subsidiaries, related entities, and affiliates, and the directors, officers, shareholders, employees, attorneys, agents, assigns, representatives, insurers, predecessors and successors-in-interest of said corporations and entities, and each of them (collectively, the "Parametric and VTBH Released Parties"), from any and all obligations, liabilities, demands, costs, expenses, damages, claims, actions and causes of action, of whatever nature, character or description, known or unknown (collectively, “Potashner Claims”), that Potashner has or may have against the Parametric and VTBH Released Parties, or any of them, arising at any time up to and including the date Potashner executes this Release of Claims, with the exception of (1) claims under Potashner’s Employment Agreement with Parametric dated April 3, 2012, (2) claims pursuant to directors’ and officers’ indemnification agreements, (3) any rights of indemnification under Parametric’s by-laws or other corporate formation documents, (4) any statutory claims for age discrimination, (5) counterclaims or cross-claims by Potashner against a director or officer of Parametric in their individual capacity, if such director or officer initiates litigation against Potashner in his or her individual capacity in order to assert claims against Potashner for damages suffered by him or her personally, (6) claims pursuant to the Parametric 2012 Stock Option Plan, grants, and agreements, and (7) claims pursuant to Parametric’s directors’ and officers’ insurance policies.

Without limitation to the forgoing and for sake of clarity, the above release and discharge of Potashner Claims is intended to include Potashner Claims based upon, related to, or arising from the modification of the Potashner HHI Stock Option Agreement as set forth in the Potashner Restated Option Agreement.

Furthermore, it is understood and agreed that any and all rights granted to Potashner under California Civil Code Section 1542 are hereby expressly waived. California Civil Code Section 1542 reads as follows:

Section 1542. Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Potashner waives and releases any right or benefit which Potashner has or may have under California Civil Code Section 1542 to the full extent he may lawfully waive all such rights and benefits and acknowledges and agrees that Potashner shall be considered to be a creditor of the Parametric and VTBH Released Parties for the purposes of California Civil Code Section 1542. In connection with such waiver and relinquishment, Potashner acknowledges and is aware that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to be true with respect to any and all claims, of whatever nature, character or description, known or unknown, including but not limited to claims based upon, related to, or arising directly or indirectly from the modification of the Potashner HHI Stock Option Agreement as set forth in the Potashner Restated Option Agreement, which do now exist, may exist, or heretofore have existed between Potashner, on the one hand, and the Parametric and VTBH Released Parties, on the other hand. In furtherance of such intention, the releases given here shall be and remain in effect as full and complete releases of such released items, notwithstanding the discovery or existence of any such additional or different claims or facts relating thereto.

In exchange for the consideration recited above, Potashner also agrees to execute, at or before the closing of the Merger Agreement and promptly upon request by Parametric (including a request by the Board of Directors of Parametric), a Final Release of Claims, a copy of which is attached hereto as “Attachment A” (the “Final Release of Claims”). If Potashner fails to sign the Final Release of Claims as specified above, or signs the Final Release of Claims and then revokes or attempts to revoke it prior to or at the closing of the Merger Agreement, then Potashner will be fully liable to Parametric for any consequential, indirect, or direct damages suffered by Parametric relating in any way to Potashner’s failure to sign the Final Release of Claims or his revocation of same, including, but not limited to attorney fees and expenses.

In exchange for the consideration recited above, Potashner also agrees that, if Parametric consummates a transaction with another party having entered into an “Alternative Acquisition Agreement” with such party as that term is defined in Section 5.5(c) of the Merger Agreement (“Alternative Transaction”), Potashner will execute, at or before the closing of the Alternative Transaction and promptly upon request by Parametric (including a request by the Board of Directors of Parametric), a similar form of release of claims with regard to the party to the Alternative Transaction (the “Alternative Transaction Final Release”) and if Potashner fails to do so, or signs the Alternative Transaction Final Release and then revokes or attempts to revoke it prior to or at the closing of the Alternative Transaction, then Potashner will be fully liable to Parametric for any consequential, indirect, or direct damages suffered by Parametric relating in any way to Potashner’s failure to sign the Alternative Transaction Final Release or his revocation of same, including, but not limited to attorney fees and expenses.

Potashner acknowledges and agrees that he has been provided the opportunity to review this Release of Claims and consult with counsel of his choice prior to executing it. Potashner acknowledges and agrees that this Release of Claims remains in effect regardless of whether the Merger Agreement or an Alternative Transaction is signed or closes. Potashner acknowledges and agrees that he will not seek to revoke, modify, or restrict this Release of Claims.

Dated: 8/5 , 2013	By:	/s/ KENNETH F. POTASHNER
Kenneth F. Potashner

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